Exhibit 99.1

Aptargroup Achieves Record Fourth Quarter Results and Completes Strongest Year Ever

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 10, 2011--Aptargroup, Inc. (NYSE:ATR) today reported record fourth quarter and annual sales and earnings per share.

Fourth Quarter 2010 Summary

  Results surpassed last year’s record levels
  Sales, driven by growth across each segment, up 11% before currency effects
  Higher custom tooling sales contributed 3% to the top line
  Demand increased from the fragrance/cosmetic, food/beverage, and pharma markets
  Demand for dispensing closures from the personal care market decreased
  Reported diluted earnings per share increased 13% to record $.59

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2010, reported sales increased 7% to $530.8 million from $495.6 million a year ago despite the negative effects of changes in currency rates.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty & Home	Closures	Pharma	Total AptarGroup
Product Sales (including tooling)	13%	8%	10%	11%
Currency Effects	-4%	-3%	-5%	-4%
Total Reported Growth	9%	5%	5%	7%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “We were up against a difficult comparison to our record fourth quarter of 2009 results but we surpassed those results on the strength of our broad product portfolio and the diversity of markets we serve. Our Beauty & Home segment posted strong sales in the quarter particularly due to increased demand from the fragrance/cosmetic market. Our Pharma segment sales also improved year over year mainly driven by increased custom tooling sales and improved demand for metered valves. Our Closures segment sales were positively impacted by strong demand from the food/beverage market as well as higher custom tooling sales and resin price adjustments. These positive effects were partially offset by weaker demand for dispensing closures from the personal care market."

Pfeiffer continued, “Improved sales and profits in our Beauty & Home and Pharma segments drove our record fourth quarter earnings. We continued to capitalize on improved productivity resulting from strong demand and our cost containment efforts. Closures segment income declined from the prior year primarily due to the decreased demand from the personal care market and operational challenges caused by a high level of new project activity. Consolidated operating income rose to $61.2 million, up 8% over the prior year level of $56.9 million (which included approximately $1.8 million of consolidation/severance expenses). Reported diluted earnings per share increased 13% to a record $.59 per share, compared to $.52 per share in the prior year. Prior year earnings per share included the negative effect of $.02 per share from charges related to our consolidation/severance program.”

ANNUAL RESULTS

Pfeiffer stated, “This proved to be an exceptional year for our company especially after following one of the most challenging years in our history. Throughout 2009, we took steps to reduce costs without jeopardizing key capacity and we were well positioned coming into 2010 to meet the recovery in demand, particularly from our Beauty & Home and Closures customers. Also, our Pharma segment posted another solid year of consistent growth, leading the nasal and pulmonary delivery device industry. We achieved record consolidated sales and profits by remaining focused on our customers’ needs, investing in research and development, implementing new technologies, and allowing for growth while closely monitoring our cost structure. We accomplished all of this even as we undertook a strategic step to further align our businesses with the markets we serve.”

Year-to-date sales increased 13% to $2.1 billion from $1.8 billion a year ago. Changes in exchange rates negatively affected the sales growth by approximately 1%. Operating income increased to a record $268 million, up 35% from $198.4 million a year ago (which included approximately $7.6 million of consolidation/severance expenses). Reported diluted earnings per share increased 39% to a record $2.48 per share compared to $1.79 per share a year ago. Prior year earnings per share included a negative effect of $.07 per share from charges related to the Company’s consolidation/severance program.

Aptargroup spent approximately $86 million to repurchase approximately 2 million shares of common stock in 2010, leaving approximately 1.7 million shares authorized for repurchase at the end of the year. Also during the year, a total of $44.5 million was paid to stockholders in the form of dividends, or $.66 per share. This reflects the 20% increase in the quarterly dividend approved by the Board in July of 2010.

OUTLOOK

Pfeiffer commented, “We are confident that our strategically aligned businesses will continue to grow in 2011. While we experienced exceptional growth in 2010, we anticipate that generally our segments will reflect more normalized growth rates going forward. Though several challenges lie ahead, including rising input costs and our ability to pass through such increases in a timely manner, we have faced similar challenges in the past. Our financial condition is as strong as it has ever been, and we remain committed to investing in new technologies and new products. Our strategy is to continue to probe deeper into our markets to tap underserved sectors, to get even closer to our customers and help them grow their brands, and to better understand the needs of end consumers in order to provide them with the world’s most innovative dispensing solutions. As we look to the first quarter of 2011, we expect diluted earnings per share to be in the range of $.60 to $.65 per share compared to $.56 per share reported last year.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, February 11, 2011 at 8:00 a.m. CST to discuss the Company’s fourth quarter and annual results for 2010. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

Aptargroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. Aptargroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the Aptargroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, Aptargroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which Aptargroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the Company’s ability to successfully implement its strategic realignment; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see Aptargroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. Aptargroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Sales	$ 530,790	$ 495,624	$ 2,076,719	$ 1,841,616
Cost of Sales (exclusive of depreciation
shown below)	359,922	326,448	1,378,792	1,225,670
Selling, Research & Development and
Administrative	75,847	72,018	296,861	276,989
Depreciation and Other Amortization	34,082	38,423	132,959	133,013
Facilities Consolidation and Severance Expenses	(288)	1,837	93	7,563
Operating Income	61,227	56,898	268,014	198,381
Other Income/(Expense):
Interest Expense	(3,791)	(3,916)	(14,371)	(16,485)
Interest Income	1,200	575	3,248	3,333
Equity in Results of Affiliates	15	164	15	164
Miscellaneous, net	(120)	58	(2,521)	(1,335)
Income before Income Taxes	58,531	53,779	254,385	184,058
Provision for Income Taxes	17,817	17,715	80,796	59,461
Net Income	$ 40,714	$ 36,064	$ 173,589	$ 124,597

Net (Income)/Loss Attributable to Noncontrolling Interests	67	(64)	(108)	26
Net Income Attributable to Aptargroup, Inc.	$ 40,781	$ 36,000	$ 173,481	$ 124,623
Net Income Attributable to Aptargroup, Inc. Per Common Share:
Basic	$ 0.61	$ 0.53	$ 2.58	$ 1.84
Diluted	$ 0.59	$ 0.52	$ 2.48	$ 1.79

Average Numbers of Shares Outstanding:
Basic	66,965	67,500	67,344	67,643
Diluted	69,397	69,319	69,815	69,785

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS

Cash and Equivalents	$ 376,427	$ 332,964
Receivables, net	357,110	319,787
Inventories	272,255	230,807
Other Current Assets	58,191	59,933
Total Current Assets	1,063,983	943,491
Net Property, Plant and Equipment	724,984	764,068
Goodwill, net	227,029	230,578
Other Assets	19,699	18,056
Total Assets	$ 2,035,695	$ 1,956,193

LIABILITIES AND EQUITY

Short-Term Obligations	$ 95,566	$ 128,355
Accounts Payable and Accrued Liabilities	327,756	288,960
Total Current Liabilities	423,322	417,315
Long-Term Obligations	258,773	209,616
Deferred Liabilities	73,826	75,626
Total Liabilities	755,921	702,557

Aptargroup, Inc. Stockholders' Equity	1,278,923	1,252,845
Noncontrolling Interests in Subsidiaries	851	791
Total Equity	1,279,774	1,253,636

Total Liabilities and Equity	$ 2,035,695	$ 1,956,193

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2010	2009	2010	2009
NET SALES
Beauty & Home	$ 278,566	$ 255,435	$ 1,072,538	$ 920,669
Closures	132,130	125,497	552,916	490,548
Pharma	120,091	114,692	451,261	430,397
Other	3	-	4	2
Total Net Sales	$ 530,790	$ 495,624	$ 2,076,719	$ 1,841,616

SEGMENT INCOME (1)
Beauty & Home (2)	$ 29,935	$ 20,075	$ 117,695	$ 58,844
Closures (2)	8,577	13,969	60,467	49,769
Pharma (2)	33,550	31,902	130,361	123,654
Corporate Expenses and Other	(10,873)	(8,890)	(43,123)	(35,031)
Total Income Before Interest and Taxes	$ 61,189	$ 57,056	$ 265,400	$ 197,236
Interest Expense, Net	(2,591)	(3,341)	(11,123)	(13,152)
Net Income/(Loss) Attributable to Noncontrolling Interests	(67)	64	108	(26)
Income before Income Taxes	$ 58,531	$ 53,779	$ 254,385	$ 184,058

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	10.7%	7.9%	11.0%	6.4%
Closures	6.5%	11.1%	10.9%	10.1%
Pharma	27.9%	27.8%	28.9%	28.7%

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and certain unusual items.

(2) Included in the segment income figures reported above, are consolidation/severance expenses as follows:

CONSOLIDATION/SEVERANCE (EXPENSES)
Beauty & Home	$ -	$ 27	$ -	$ (1,476)
Closures	$ 288	$ (1,431)	$ (93)	$ (5,654)
Pharma	-	(433)	-	(433)
Total Consolidation/Severance (Expenses)	$ 288	$ (1,837)	$ (93)	$ (7,563)

CONTACT:
Aptargroup, Inc.
Stephen J. Hagge, 815-477-0424